EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Franklin
Phone:        949.333.1721
Email:        jfranklin@steadfastcmg.com

STEADFAST APARTMENT REIT PURCHASES 315-UNIT APARTMENT COMMUNITY IN DALLAS-FORT WORTH METRO
Transaction Brings REIT’s Total Investments to $993 Million

IRVINE, Calif., Oct. 13, 2015 – Steadfast Apartment REIT announced today the acquisition of Lakeside at Coppell, a 315-unit apartment community located in the city of Coppell, Texas—just 35 minutes northwest of the Dallas Central Business District. The REIT now has invested approximately $993 million in 25 communities containing 8,206 units in 11 states. It owns 2,007 units in the state of Texas.
"We are very pleased with the addition of Lakeside at Coppell,” said Ella Shaw Neyland, president of Steadfast Apartment REIT. “Not only do we believe the property is a quality asset with tremendous potential, but it is located in the fourth largest metro in the country. Nearly 116,900 jobs are expected to be created in the market this year.”

Constructed in 1999 on an expansive 35 acres, Lakeside at Coppell comprises of 45 two-story apartment buildings boasting one-, two-, three- and four-bedroom configurations. Residents enjoy spacious layouts that average 1,221 square feet and amenities including private, attached garage, washer-dryer connections, mahogany cabinetry, granite countertops and stainless steel appliances. Lakeside at Coppell was 96.2% occupied as of October 6, 2015, and has average in-place rents of $1,698. Additional on-site amenities include a clubhouse, swimming pool, basketball court, sand volleyball court, tennis court, jogging trail, health club with aerobic studio and classes, billiards room, executive business center, playground and community garden.
The city of Coppell is well-located within the Dallas-Fort Worth Metropolitan Statistical Area and its residents benefit from prominent regional employers, including the Dallas-Fort Worth International Airport and the Las Colinas office park, the largest office development in the metro area, which employs nearly 105,000 people. Additionally, Fedex and Toyota recently announced plans to relocate their headquarters to the area, bringing approximately 7,200 additional jobs to the market.
About Steadfast Apartment REIT
Steadfast Apartment REIT intends to acquire and operate a diverse portfolio of well-positioned, institutional-quality apartment communities in targeted markets throughout the United States that have demonstrated high occupancy and income levels across market cycles.

Steadfast Apartment REIT is sponsored by Steadfast REIT Investments LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Apartment REIT’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.